CONSENT OF INDEPENDENT AUDITORS

Seligman Municipal Fund Series, Inc.:

We consent to the use in Post-Effective Amendment No. 37 to Registration Statement No. 2-86008 of our report dated November 10, 2000, appearing in the Annual Report to Shareholders for the year ended September 30, 2000, incorporated by reference in the Statement of Additional Information, and to the references to us under the captions "General Information" in the Statement of Additional Information and "Financial Highlights" in the Prospectus, which is also part of such Registration Statement.



DELOITTE & TOUCHE LLP

New York, New York
January 22, 2001